环球律师事务所

GLOBAL LAW OFFICE

北京市朝阳区建国路 81 号华贸中心 15 层，邮编：100025
电话: (8610)6584-6688 传真: (8610) 6584-6666/6677
www.globallawoffice.com.cn

CONSENT LETTER

We hereby consent to all references in the Annual Report on Form 10-K for the fiscal year ended December 31, 2009 of Rino International Corporation (the "Company") to advice given by our firm to the Company regarding PRC resident shareholders of the Company being required to complete their respective SAFE registrations pursuant to the Notice on Relevant Issues in the Foreign Exchange Control over Financing and Return Investment Through Special Purpose Companies by Residents Inside China and the summarization of such advice.

This consent is issued at Beijing, on October 26, 2010.

Global Law Office

Very sincerely yours,

Global Law Office

北京市环球律师事务所 BEIJING GLOBAL LAW OFFICE CGLO